Exhibit 99.1

              RARE Hospitality International Third-Quarter Earnings
                     Grow 16.7% to $0.28 Per Diluted Share;
     Third-Quarter Revenues Increase 15.8% as Same-Store Sales for LongHorn
                            Steakhouse Improve 3.3%


    ATLANTA--(BUSINESS WIRE)--Oct. 19, 2005--RARE Hospitality International, Inc. (NASDAQ:RARE) today announced financial results for the third quarter and nine months ended September 25, 2005. Revenues increased 15.8% for the quarter to $225,396,000, from $194,568,000 for the third quarter of fiscal 2004. Net income for the third quarter of fiscal 2005 was $9,737,000, a 14.8% increase from $8,481,000 for the third quarter of fiscal 2004. Earnings per diluted share increased 16.7% for the third quarter of fiscal 2005 to $0.28, from $0.24 for the third quarter of fiscal 2004.
    For the first nine months of fiscal 2005, revenues rose 15.0% to $689,630,000, from $599,749,000 for the comparable period in fiscal 2004. Net income for the first nine months of 2005 was $39,006,000, up 6.6% from $36,585,000 for the first nine months of 2004. Earnings per diluted share increased 7.8% to $1.11 for the first nine months of fiscal 2005, from $1.03 for the first nine months of fiscal 2004.
    Operating highlights for each of the Company's three concepts follow.
    LongHorn Steakhouse - With a same-store sales increase of 3.3% for the third quarter of fiscal 2005, LongHorn Steakhouse produced its 15th consecutive quarter of same-store sales improvement. This performance contributed to the 16.3% growth in the concept's revenues for the third quarter of fiscal 2005. LongHorn opened six restaurants during the third quarter, raising the total number in operation at the quarter's end to 231, up 12.1% from 206 at the end of the third quarter of fiscal 2004. The Company plans to open six LongHorn Steakhouse restaurants during the fourth quarter, three of which have already opened, bringing total openings for the fiscal year to 27.
    The Capital Grille - The Capital Grille's revenues increased 25.9% for the third quarter of fiscal 2005 over the third quarter of fiscal 2004. This growth reflects a 4.4% increase in same-store sales for the third quarter of fiscal 2005, representing Capital Grille's 14th consecutive quarterly increase in same-store sales. Third-quarter revenue growth was also driven by an increase in the number of Capital Grille restaurants in operation to 22 at the end of the third quarter of fiscal 2005, from 19 at the end of the third quarter of fiscal 2004. The Company plans to open its third Capital Grille restaurant for fiscal 2005 during the fourth quarter.
    Bugaboo Creek Steak House - Revenues for Bugaboo Creek increased 1.8% from the third quarter of 2004, due to growth in the number of Bugaboo Creek restaurants in operation to 29 at the end of the third quarter of fiscal 2005, from 26 at the comparable quarter's end in fiscal 2004. One Bugaboo Creek restaurant opened during the third quarter. Same-store sales for Bugaboo Creek declined 6.6% for the third quarter of fiscal 2005 from the third quarter of fiscal 2004. The Company has already opened one new Bugaboo Creek restaurant in the fourth quarter, completing its development schedule for the fiscal year with a total of 30 restaurants in operation.
    During the third quarter of fiscal 2005, RARE repurchased 669,000 shares of its common stock for approximately $19.4 million.
    Philip J. Hickey, Jr., Chairman and Chief Executive Officer of RARE, concluded, "RARE produced a solid performance for the third quarter, in spite of the negative impact on discretionary income caused by surging gasoline prices. The credit for this performance goes primarily to our outstanding team, which, through superb execution, continues to build guest loyalty in a challenging environment."
    RARE today established its guidance for earnings per diluted share for the fourth quarter of fiscal 2005 in a range of $0.41 to $0.44, compared with $0.31 for the fourth quarter of fiscal 2004. Results for the fourth quarter of fiscal 2004 included a FAS No. 144 asset impairment charge of $0.05 per diluted share. This guidance is based on, among other factors, assumed comparable-quarter same-store sales growth in a range of 2% to 3% for LongHorn Steakhouse, -2% to -1% for Bugaboo Creek and 4% to 5% for Capital Grille.
    RARE today also reaffirmed its annual guidance for earnings per diluted share for fiscal 2005 in a range of $1.52 to $1.55. The Company no longer expects to incur, and its guidance no longer includes, expense of $0.02 per diluted share in fiscal 2005 related to restricted stock anticipated to be issued as part of its 2005 stock-based compensation plan.
    In addition, the Company today established its guidance for earnings per diluted share for the first quarter of fiscal 2006, a 14-week period, in a range of $0.53 to $0.55, compared with $0.44 for the first quarter of fiscal 2005, a 13-week period. RARE's guidance for the first quarter of fiscal 2006 excludes the impact of the adoption of FAS No.123R, Share-Based Payment, which becomes effective at the start of fiscal 2006. This guidance is based on an assumed comparable-quarter increase in same-store sales in a range of 3% to 4% for LongHorn Steakhouse, 1% to 2% for Bugaboo Creek and 4% to 5% for Capital Grille. During fiscal 2006, the Company plans to open 29 to 30 LongHorn Steakhouse restaurants, two to three Bugaboo Creek restaurants (including one Bugaboo Creek restaurant closed due to a fire in the second quarter of fiscal 2005) and three Capital Grille restaurants.
    Of course, the statements contained in the immediately preceding paragraphs are forward-looking statements, and the achievement of these targets is dependent not only on RARE's continued execution of its goals, but also on risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by these forward-looking statements.

    RARE Hospitality International will hold a conference call to discuss this release tomorrow, October 20, at 9:00 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.rarehospitality.com and clicking Investor Relations or by going to www.vcall.com. Participants are encouraged to go to the selected web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these sites shortly after the call through the end of business on December 31, 2005.

    Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions regarding financial and operating matters; the Company's ability to identify and secure suitable locations for new restaurants on acceptable terms, open the anticipated number of new restaurants on time and within budget, achieve anticipated rates of same store sales, hire and train additional restaurant personnel and integrate new restaurants into its operations; the continued implementation of the Company's business discipline over a large restaurant base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas; fluctuations in quarterly operating results; seasonality; unusual weather patterns or events; changes in customer dining patterns; the impact of any negative publicity or public attitudes related to the consumption of beef; unforeseen increases in commodity pricing; disruption of established sources of product supply or distribution; competitive pressures from other national and regional restaurant chains; legislation affecting the restaurant industry; business conditions, such as inflation or a recession, or other negative effect on dining patterns, or some other negative effect on the economy, in general, including (without limitation) war, insurrection and/or terrorist attacks on United States soil; growth in the restaurant industry and the general economy; changes in monetary and fiscal policies, laws and regulations; and other risks identified from time to time in the Company's SEC reports, including the annual report on Form 10-K for 2004 and its current reports on Form 8-K, registration statements, press releases and other communications. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

    RARE Hospitality International, Inc. currently owns, operates and franchises 291 restaurants, including 237 LongHorn Steakhouse restaurants, 30 Bugaboo Creek Steak House restaurants and 22 Capital Grille restaurants.



                 RARE HOSPITALITY INTERNATIONAL, INC.
              Unaudited Consolidated Financial Highlights
                 (In thousands, except per share data)

                                 Fiscal Quarter        Nine Months
                               ------------------- -------------------
                                 13 Weeks Ended      39 Weeks Ended
                               ------------------- -------------------
                               Sept. 25, Sept. 26, Sept. 25, Sept. 26,
Statement of Operations Data:    2005      2004      2005      2004
                               --------- --------- --------- ---------
Revenues:
  Restaurant sales:
     LongHorn Steakhouse       $161,430  $138,857  $495,116  $431,199
     The Capital Grille          37,891    30,108   115,908    91,058
     Bugaboo Creek Steak House   23,907    23,481    72,564    71,382
     Specialty concepts           2,059     2,028     5,712     5,816
                               --------- --------- --------- ---------
         Total restaurant
          sales                 225,287   194,474   689,300   599,455
     Franchise revenues             109        94       330       294
                               --------- --------- --------- ---------
         Total revenues         225,396   194,568   689,630   599,749
                               --------- --------- --------- ---------
Costs and expenses:
  Cost of restaurant sales       82,297    72,222   252,503   219,948
  Operating expenses -
   restaurants                  103,773    88,094   307,066   261,678
  Depreciation and
   amortization - restaurants     9,040     7,770    26,172    22,406
  Pre-opening expense             1,564     2,106     5,461     5,312
  General and administrative
   expenses                      13,595    11,174    38,617    34,580
                               --------- --------- --------- ---------
         Total costs and
          expenses              210,269   181,366   629,819   543,924
                               --------- --------- --------- ---------
     Operating income            15,127    13,202    59,811    55,825
Interest expense, net               520       459     1,171       782
Minority interest                    22        37       208       238
                               --------- --------- --------- ---------
  Earnings before income taxes   14,585    12,706    58,432    54,805
Income tax expense                4,848     4,225    19,426    18,220
                               --------- --------- --------- ---------
         Net earnings          $  9,737  $  8,481  $ 39,006  $ 36,585
                               ========= ========= ========= =========
Basic earnings per common
 share                         $   0.29  $   0.25  $   1.15  $   1.09
                               ========= ========= ========= =========
Diluted earnings per common
 share                         $   0.28  $   0.24  $   1.11  $   1.03
                               ========= ========= ========= =========
Weighted average common shares
 outstanding:
  Basic                          33,515    33,639    33,903    33,617
                               ========= ========= ========= =========
  Diluted                        34,602    35,421    35,253    35,387
                               ========= ========= ========= =========

                                                   Sept. 25, Dec. 26,
Balance Sheet Data:                                  2005      2004
                                                   --------- ---------
Cash and short-term
 investments                                       $ 14,814  $ 54,442
Total assets                                        571,289   568,120
Notes payable                                         4,500         -
Obligations under capital
 leases, net of current
 installments                                        36,929    37,136
Minority interest                                     1,236     1,309
Total shareholders' equity                          413,815   404,634




    CONTACT: RARE Hospitality International, Inc., Atlanta
             W. Douglas Benn, 770-399-9595